Exhibit 99

NEWS RELEASE for March 26, 2007

OPTIONABLE ANNOUNCES ACQUISITION OF HQ TRADING

Valhalla, NY (March 26, 2007) … Optionable, Inc (OTCBB: OPBL), a leading provider of natural gas and other energy derivatives brokerage services, announced today that it has acquired the operations of privately held NY-based HQ Trading.

HQ Trading, with Peter Holmquist at the helm, is one of the oldest independently-owned crude oil derivatives brokerage firms operating on the NYMEX floor. HQ Trading specializes in brokering crude oil options both on the over-the counter market as well as on the NYMEX floor. HQ Trading client list includes hedge funds, oil refineries, transportation, trading companies, financial institutions, and wealthy individuals.

Prior to leading HQ Trading in 1993, Peter worked at Goldman Sachs and Merc Oil. Peter is a member of NYMEX since 1990. Pursuant to the acquisition of HQ Trading, Peter is appointed Senior Vice-President, floor crude oil brokerage of Optionable. Also joining Optionable from HQ Trading are the following experienced crude oil brokers:

•	Doug Towne, who has been working for HQ Trading since 1993. Prior to working for HQ Trading, Doug worked for Energex and was an option compliance officer at AMEX.
•	Joseph McHugh, who has also been working for HQ Trading since 1993. Prior to working for HQ Trading, Joseph worked as a crude oil specialist for Alpine Oil.

Optionable’s new crude oil team members will be supported by William Lashley, who also previously worked for HQ Trading.

Optionable CEO Kevin Cassidy said, “The HQ Trading team is extremely well-respected in the industry and this acquisition extends our client base as well as providing us a critical mass entry in the crude oil options market.”

Peter Holmquist, owner of HQ Trading said, “We are excited to join forces with the Optionable organization and grow the crude oil brokerage segment of the business. Optionable leads other energy brokerage firms with its bold agility in delivering services, either through OPEX, the NYMEX floor, or voice-brokerage. Additionally, OPEX will propel Optionable as the market leader in technology-based commodity derivatives trading.”

Terms of the Deal

Under the agreement, Optionable will purchase the intangible assets of HQ Trading for approximately $1.2 million, with payments to be made over 36 months. Optionable will also grant to HQ Trading owners warrants to purchase up to 900,000 shares exercisable at $5 per share. The acquisition of HQ Trading is expected to be neutral to the 2007 EPS on an adjusted basis.

About Optionable

Optionable, Inc. is a leading provider of natural gas and other energy derivatives trading and brokerage services, headquartered in Valhalla, NY. The company provides its services to brokerage firms, financial institutions, energy traders and hedge funds nationwide. In addition to the traditional voice brokerage business, Optionable developed an automated derivatives trading platform. OPEX® is a real-time electronic trade matching and brokerage system designed to improve liquidity and transparency in the energy derivatives market. For more information about Optionable and OPEX please visit www.optionable.com.

Safe Harbor Statement

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with market acceptance of OPEX, our ability to retain key employees, reliance of strategic relationships, intense and increasing competition, concentration of services revenues related to natural gas derivatives, increased governmental regulations as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Optionable assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact Information:

Rudy Barrio (investors)
Allen & Caron Inc
Tel: 212 691 8087
Email: r.barrio@allencaron.com

or

Brian Kennedy (media)
Allen & Caron Inc
Tel: 212 691 8087
Email: brian@allencaron.com